Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Company Contacts:

Otis Buchanan

Media Relations

Liquidmetal Technologies, Inc.

949-635-2120

otis.buchanan@liquidmetal.com

Liquidmetal appoints Tony Chung to the Board of Directors,

Announces Transition in Principal Financial Officer Role

Lake Forest, Calif. – August 22, 2017 - Liquidmetal® Technologies, Inc. (OTCQB: LQMT), the leading developer of amorphous alloy technologies, elected Mr. Tony Chung as a director of the Company. In connection with his appointment to the Board of Directors, Mr. Chung resigned as Chief Financial Officer of the Company, and Mr. Bryce Van, former Corporate Controller, was appointed as Vice President of Finance and will serve as the Company’s principal financial and accounting officer.

Mr. Chung served as Liquidmetal’s Chief Financial Officer for nearly 10 years. During this time, he served a critical role in ensuring that the Company had adequate funding for operations and helped lead the Company to fulfill its vision as the leader of amorphous alloy technology.

“Tony’s expertise in the legal and financial realms has helped propel the Company for many years. We value his experience and are delighted to know that he will continue to contribute to Liquidmetal’s future success as a member of our Board of Directors,” said Professor Lugee Li, Chairman and CEO.

“Now that the Company has a secure financial foundation, the time is right for me to transition to our Board of Directors, allowing me to spend more time with my family and on other meaningful ventures. But I remain fully committed to realizing the uncommon potential of Liquidmetal. I look forward to greeting our customers and investors at our upcoming Open House on October 17 as a member of our Board of Directors,” said Mr. Chung.

Bryce Van has been a key member of Liquidmetal’s leadership team, serving as Corporate Controller for the last four years. “Bryce has impressed me with his understanding of the strong financial discipline we need for the next phase of our Company’s development: Growing revenue and generating profits. I have great confidence in him” said Professor Li.

About Liquidmetal Technologies

Lake Forest, California-based Liquidmetal Technologies, Inc. is the leading developer of products manufactured with bulk amorphous alloys. Amorphous alloys are unique materials that are distinguished by their ability to be injection molded and die cast into high performance applications from a broad range of markets. For more information, go to www.liquidmetal.com.

Forward-Looking Statement

This press release contains "forward-looking statements," including but not limited to statements regarding the advantages of Liquidmetal's amorphous alloy technology, scheduled manufacturing of customer parts and other statements associated with Liquidmetal's technology and operations. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Liquidmetal's expectations and projections. Risks and uncertainties include, among other things; customer adoption of Liquidmetal's technologies and successful integration of those technologies into customer products; potential difficulties or delays in manufacturing products incorporating Liquidmetal's technologies; Liquidmetal's ability to fund its current and anticipated operations; the ability of third party suppliers and manufacturers to meet customer product requirements; general industry conditions; general economic conditions; and governmental laws and regulations affecting Liquidmetal's operations. Additional information concerning these and other risk factors can be found in Liquidmetal's public periodic filings with the U.S. Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in Liquidmetal's 2016 Annual Report on Form 10-K.